                                                                                                                                                                                                                     Exhibit 23

Consent of Independent Registered Public Accounting Firm

Pension and Profit Sharing Committee

Macy’s, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-104017, 333-133080, and 333-153719) on Form S-8 of Macy’s, Inc. of our report dated June 29, 2011 with respect to the statements of net assets available for benefits of the Macy’s, Inc. 401(k) Retirement Investment Plan as of December 31, 2010 and 2009, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule of schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2010 which report appears in the December 31, 2010 annual report for Form 11-K of the Macy’s, Inc. 401(k) Retirement Investment Plan.

/s/ KPMG LLP

Cincinnati, Ohio

June 29, 2011